UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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INTERSECT ENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVITATION TO 2016 ANNUAL MEETING OF STOCKHOLDERS

DATE: Thursday, June 2, 2016

TIME: 10:00 a.m.

PLACE: Intersect ENT, Inc.’s Corporate Headquarters

1555 Adams Drive, Menlo Park, California 94025

April 20, 2016

Dear Stockholders:

Please join me at the Annual Meeting of Stockholders of Intersect ENT, Inc. on June 2, 2016. At the annual meeting, we will ask you to:

(i) elect the Board’s nominees Kieran T. Gallahue, Cynthia L. Lucchese, Dana G. Mead, Jr., Frederic H. Moll, M.D., Casey M. Tansey, W. Anthony Vernon and myself as directors of Intersect ENT to serve until the next annual meeting and their successors are duly elected and qualified;

(ii) ratify the selection by the audit committee and the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

(iii) provide an advisory vote on Intersect ENT’s executive compensation, as described in the Proxy Statement;

(iv) provide an advisory vote on the frequency of future advisory votes on such executive compensation; and

(v) conduct any other business properly brought before the meeting.

Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.

Sincerely yours,

Lisa D. Earnhardt
President and Chief Executive Officer

INTERSECT ENT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2016

To the Stockholders of Intersect ENT, Inc.:

The annual meeting of stockholders of Intersect ENT, Inc. will be held at our corporate headquarters located at 1555 Adams Drive, Menlo Park, California 94025, on Thursday, June 2, 2016, at 10:00 a.m., local time, for the following purposes:

1. To elect the seven nominees for director named in the proxy statement accompanying this notice to serve until the next annual meeting and their successors are duly elected and qualified.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3. To provide an advisory vote on executive compensation, as described in the Proxy Statement accompanying this Notice.

4. To provide an advisory vote on the frequency of future advisory votes on executive compensation.

5. To conduct any other business properly brought before the annual meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 7, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ David A. Lehman
David A. Lehman
Secretary

Menlo Park, California

April 20, 2016

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE OVER THE TELEPHONE OR ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE OR ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY.

INTERSECT ENT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

Intersect ENT, Inc. is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2016 annual meeting of stockholders to be held on Thursday, June 2, 2016 at 10:00 a.m., local time at our corporate headquarters located at 1555 Adams Drive, Menlo Park, California 94025. Directions to the annual meeting may be found at http://propelopens.com/company/contact-us/. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet or by telephone. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card.

We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), to all stockholders of record entitled to vote at the annual meeting on or about April 20, 2016. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal 1, to elect the seven nominees for director named in Proposal 1;

•	Proposal 2, to ratify the selection by the audit committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

•	Proposal 3, to provide an advisory vote on executive compensation, as described in this Proxy Statement; and

•	Proposal 4, to provide an advisory vote on the frequency of future advisory votes on executive compensation as described in this Proxy Statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 7, 2016, will be entitled to vote at the annual meeting. On this record date, there were 28,283,233 shares of our common stock outstanding and entitled to vote.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting or represented by proxy. At the close of business on the record date for the annual meeting, there were 28,283,233 shares outstanding and entitled to vote. Thus 14,141,617 shares must be present at the annual meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.

Am I a stockholder of record?

If at the close of business on April 7, 2016, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record.

What if my Intersect ENT shares are not registered directly in my name but are held in street name?

If at the close of business on April 7, 2016, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.

If your shares are held in “street name” through a broker, certain rules applicable to brokers will affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. The election of directors, the advisory vote on executive compensation and the advisory vote on frequency of future advisory votes on executive compensation, are not considered to be routine matters and your broker will not be able to vote on the election of directors or these advisory matters without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted. If you do not instruct your broker as to how to vote your shares with respect to the ratification of our independent registered public accounting firm, this is a routine matter and your broker will be able to vote your shares with respect to this matter.

If I am a stockholder of record of Intersect ENT shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card. Alternatively, if you request and receive a proxy card, you may complete, sign and return the proxy card using the envelope that will be provided with the proxy card, or you may vote by proxy over the phone by dialing the toll-free number shown on the Notice or proxy card and following the recorded instructions. If you vote by proxy over the phone or the Internet, you will be asked to provide the control number from the Notice. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on June 1, 2016, to be counted.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Intersect ENT shares, how do I vote?

If you are a beneficial owner of shares held in street name, you should have received the Notice from the broker, bank or other nominee that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions to the broker, bank or other nominee or to request that a printed copy of these materials be mailed to them. If you are a beneficial owner of shares held in street name and you have requested hard copies of the proxy statement, you should have received the proxy statement and a voting instruction card from the broker, bank or other nominee that is the record owner of your shares, and follow the instructions on the voting instruction card. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on April 7, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on April 7, 2016, your shares were held, not in your name, but in “street name,” only your broker will be able to vote your shares. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal, including the election of directors, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on with respect to “non-routine” proposals. Proposal 2 constitutes a “routine” management proposal, and thus, if you do not give your broker or nominee specific instructions, your broker or nominee will nevertheless have the authority to vote your shares with respect to this proposal; however, your broker or nominee will not have the authority to vote your shares with respect to Proposals 1, 3 or 4, which are “non-routine” proposals.

How many votes are needed to approve each proposal?

The requisite number of votes to approve the four proposals are as follows:

•	For the election of directors, Proposal 1, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome;

•	To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP, must receive a “For” vote from the majority of the shares present in person or by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote;

•

To be approved, Proposal 3, an advisory vote on executive compensation, must receive a “For” vote from the majority of the shares present in person or by proxy and entitled to vote at the annual meeting.

If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote; and

•	Proposal 4, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the highest number of “For” votes from the shares present in person or by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, “For” Proposal 2, the ratification of the selection of Ernst & Young LLP, “For” Proposal 3, an advisory vote approving executive compensation, and with respect to Proposal 4, for a “Every One Year” frequency on future advisory votes on executive compensation. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, California 94025).

•	You may submit a properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of Intersect ENT shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

•	If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What does it mean if I receive more than one Notice?

If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual

Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals due for the next annual meeting?

To be considered for inclusion in the proxy materials for our 2017 annual meeting, your proposal must be submitted in writing to our Secretary (Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, California 94025) by December 21, 2016; provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary a reasonable time before we begin to print and mail the proxy statement. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2017 annual meeting must do so no earlier than the close of business on February 2, 2017, and no later than the close of business on March 4, 2017; provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Whom should I contact if I have additional questions or would like additional copies of the proxy materials?

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Intersect ENT, Inc.

Attn: Investor Relations

1555 Adams Drive

Menlo Park, CA 94025

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors: Kieran T. Gallahue, Lisa D. Earnhardt, Cynthia L. Lucchese, Dana G. Mead, Jr., Frederic H. Moll, M.D., Casey M. Tansey and W. Anthony Vernon.

The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting and until his or her successor is elected, or if until the director’s death, resignation or removal.

Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.

The Board of Directors does not have a formal policy regarding the attendance of directors at meetings of stockholders, but it encourages directors to attend each meeting of stockholders.

The following table sets forth the names and certain other information for the nominees for election as a director as of the date of this proxy statement. The following key biographical information for each of these individuals was provided by the nominees:

Name	Age	Position(s)
Kieran T. Gallahue (1)	52	Lead Director
Lisa D. Earnhardt	46	President, Chief Executive Officer and Director
Cynthia L. Lucchese (1)(3)	55	Director
Dana G. Mead, Jr. (1)(2)	57	Director
Frederic H. Moll, M.D. (3)	64	Director
Casey M. Tansey (2)	58	Director
W. Anthony Vernon (2)(3)	60	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Nominees

Kieran T. Gallahue has served as our Lead Director and a member of our Board of Directors since April 2015. Mr. Gallahue served as Chairman and Chief Executive Officer of CareFusion Corporation, a global healthcare company from February 2011 until its sale in March 2015. From January 2008 through January 2011, Mr. Gallahue served as Chief Executive Officer and as a Director of ResMed Inc., a medical device company. Since February 2015, Mr. Gallahue has also served as a member of the Board of Directors of Edwards Lifesciences Corporation, a cardiovascular device company. We believe Mr. Gallahue’s extensive executive management experience at medical device companies, including his most recent position as Chief Executive Officer of CareFusion, as well as leadership experience enable him to make valuable contributions to our Board of Directors.

Lisa D. Earnhardt has served as our President and Chief Executive Officer and as a member of our Board of Directors since March 2008. Ms. Earnhardt also has served on the Board of Directors of Nevro Corp. since June 2015, and Kensey Nash Corporation from September 2011 until June 2012, both medical device companies. We believe Ms. Earnhardt’s experience in the industry, her role as our President and Chief Executive Officer and her knowledge of our company enable her to make valuable contributions to our Board of Directors.

Cynthia L. Lucchese has served as a member of our Board of Directors since July 2014. Since November 2014, Ms. Lucchese has been the Chief Administrative Officer and Chief Financial Officer of Hulman & Company, a diversified company primarily focused on sports, production and food manufacturing. From February 2008 to March 2014, Ms. Lucchese served as Senior Vice President and Chief Financial Officer of Hillenbrand, Inc., a manufacturing company. Ms. Lucchese served as Senior Vice President and Chief Financial Officer of Thoratec Corporation from 2005 to 2007, and in various senior financial roles for Guidant Corporation from 1995 to 2005. Since May 2015, Ms. Lucchese has served as a member of the Board of Directors of Hanger, Inc., a provider of orthotic and prosthetic services and products. From August 2009 to October 2012, Ms. Lucchese served as a member of the Board of Directors of Brightpoint Inc., a logistical services company. We believe Ms. Lucchese’s extensive experience in the medical device industry and experience as a chief financial officer and other senior financial roles, enable her to make valuable contributions to our Board of Directors.

Dana G. Mead, Jr. has served as a member of our Board of Directors since June 2007. Mr. Mead is a Strategic Advisor to Kleiner Perkins Caufield & Byers, having joined the firm in May 2005. Mr. Mead was at Guidant Corporation from 1992 to 2005, most recently as President, Guidant Vascular Intervention. Mr. Mead has served as a member of the Board of Directors of Teladoc, Inc., a telehealth platform company, since August 2011. We believe Mr. Mead’s experience with medical device companies and role in the venture capital industry enable him to make valuable contributions to our Board of Directors.

Frederic H. Moll, M.D. has served as a member of our Board of Directors since March 2006. Dr. Moll has been Chairman and Chief Executive Officer of Auris Surgical Robotics, Inc. since August 2012 and June 2011, respectively. Dr. Moll has served on the Board of Directors of Biolase, Inc., a dental laser company, since June 2013, and on the Board of Directors of Hansen Medical, Inc., or Hansen, a surgical robotics company, from September 2002 until December 2011. Dr. Moll also served as Executive Chairman of the Board of Hansen from June 2010 until December 2011, as Chief Executive Officer from September 2002 until June 2010, and President from March 2009 until June 2010. Dr. Moll was a director of MAKO Surgical Corp. until its acquisition in December 2013. We believe Dr. Moll’s experience as a physician, chief executive officer of medical technology companies and his knowledge of our company enable him to make valuable contributions to our Board of Directors.

Casey M. Tansey has served as a member of our Board of Directors since March 2006. Mr. Tansey has served as a General Partner of U.S. Venture Partners since April 2005. Mr. Tansey served as President and Chief Executive Officer of Epicor Medical, Inc. from 2001 to 2004. We believe Mr. Tansey’s experience in the industry and his knowledge of our company enables him to make valuable contributions to our Board of Directors.

W. Anthony Vernon has served as a member of our Board of Directors since April 2015. From October 2012 to December 2014, he served as Chief Executive Officer of Kraft Foods Group, Inc., a food company, and he previously served as Executive Vice President and President at Kraft Foods of North America since 2009, where he led its $24 billion business in the United States and Canada. From 2006 to 2009, Mr. Vernon was the Healthcare Industry Partner at Ripplewood Holdings, Inc., a private equity firm. Mr. Vernon had previously led a number of Johnson & Johnson’s largest franchises during a 24-year career at Johnson & Johnson, a company engaged in the research and development, manufacture and sale of products in the health care field. Most recently, from 2004 until 2005, Mr. Vernon was employed as Company Group Chairman of Depuy Inc., an orthopedics company which is a subsidiary of Johnson & Johnson, and from 2001 until 2004, he served as President and Chief Executive Officer of Centocor, Inc., a biomedicines company which is a division of Johnson & Johnson. Mr. Vernon has been a member of the Board of Directors of NovoCure Ltd., a medical device company, since 2006, of Medivation, Inc., a biopharmaceutical company, since 2006, of WhiteWave Foods Company, a packaged food and beverage company, since January 2016 and was member of the Board of Directors of Kraft Foods Group, Inc. from September 2009 until May 2015. We believe Mr. Vernon’s executive management, commercialization, business development and financial experience at a large, multinational pharmaceutical company enables him to make valuable contributions to our Board of Directors.

Board Independence

Under the listing requirements and rules of The NASDAQ Global Market, independent directors, as affirmatively determined by our Board of Directors, must compose a majority of our Board of Directors. Under the rules of The NASDAQ Global Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors consults with the company’s counsel to ensure that our Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Global Market, as in effect from time to time.

In addition, the rules of The NASDAQ Global Market require that each member of a listed company’s audit, compensation and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our audit committee, our Board of Directors, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that all of our Board of Directors except Ms. Earnhardt do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of The NASDAQ Global Market. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board of Directors also determined that each member of our audit committee satisfies the independence standards for the audit committee established by applicable SEC rules, the listing standards of The NASDAQ Global Market and Rule 10A-3 of the Exchange Act. Our Board of Directors also determined that each member of our compensation committee are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Our Board of Directors also determined that each member of the nominating and corporate governance committee is independent within the meaning of the applicable NASDAQ listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his or her independent judgment.

Required Vote and Board Recommendation

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote for the election of directors. Accordingly, the seven nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

We have a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors. We are committed to continuously improve our governance process to meet and exceed all regulatory requirements.

Board Composition

The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management. Our Board of Directors meets on a regular basis and additionally as required. Our Board of Directors currently consists of seven directors. The members of our Board of Directors were elected in compliance with the provisions of our amended and restated certificate of incorporation. Each director serves until the next annual meeting. At each annual meeting of stockholders, directors will be elected to serve from the time of election and qualification until the next annual meeting following election. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors.

Board Leadership Structure

Intersect ENT does not have a chairman of the board, and our Board determined that it was appropriate to have a lead independent director and, effective April 8, 2015, the Board appointed Mr. Gallahue as its Lead Independent Director. As Lead Independent Director, Mr. Gallahue: presides at all Board meetings, including executive sessions of the Board’s independent directors; acts as a liaison to stockholders who request direct communication with the Board; consults with our Chief Executive Officer in setting the agenda for Board meetings and on matters relating to corporate governance and Board performance; and performs such other duties as the Board may delegate to him from time to time.

Annual Performance Evaluations

Our Corporate Governance Guidelines provide that the Nominating and Governance Committee shall conduct periodic evaluations of the Board to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee, Compensation Committee and Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Board, Audit Committee, Compensation Committee and Nominating and Governance Committee each conducted an annual self-evaluation process during 2015.

Role of the Board in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, considers risks when reviewing our strategic plan, financial results, merger and acquisition related activities, legal and regulatory matters and our public filings with the SEC. The Board is also engaged in our Enterprise Risk Management, or ERM, program and has received briefings on the outcomes of our ERM program and the steps we are taking to mitigate risks identified through the ERM program.

The Board’s oversight of risk management includes full and open communications with management to review the adequacy and functionality of our risk management processes. In addition, the Board uses its committees to assist in its risk oversight responsibility as follows:

•

The Audit Committee assists the Board in its oversight of the integrity of our financial reporting and compliance with applicable legal and regulatory requirements. It oversees our internal controls and compliance activities except as related to healthcare compliance. The Committee discusses our major financial risk exposures and certain contingent liabilities and the steps we have undertaken to monitor and control such exposures. It also meets privately with representatives from the our independent registered public accounting firm;

•	The Compensation Committee assists the Board in its oversight of risk relating to our assessment of our compensation policies and practices; and

•	The Nominating and Corporate Governance Committee assists the Board in its oversight of compliance related to healthcare compliance rules and regulations. The Committee periodically discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.intersectent.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not incorporate by reference the information on or accessible through our website into this proxy statement.

The Board of Directors documented the governance practices followed by the company by adopting the Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the company’s business operations as needed and to make decisions that are independent of the company’s management. The guidelines are also intended to align the interests of directors and management with those of the company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer’s performance evaluation and succession planning, and Board and committees compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.intersectent.com.

BOARD COMMITTEES AND MEETINGS

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board of Directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

During the fiscal year ended December 31, 2015, our Board of Directors held 10 meetings. Our audit committee met nine times, our compensation committee met eight times, and the nominating and corporate governance committee met six times during 2015. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such member served.

Audit Committee

Our audit committee consists of Cynthia L. Lucchese, Kieran T. Gallahue and Dana G. Mead. The Chair of our audit committee is Ms. Lucchese, who our Board of Directors has determined is an “audit committee financial expert” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the listing standards of The NASDAQ Global Market. Our Board of Directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each audit committee member’s scope of experience and the nature of their experience in the corporate finance sector. Our Board of Directors has adopted a written audit committee charter that is available to stockholders on our website at www.intersectent.com.

The primary purpose of the audit committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our financial statements and critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related-party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015, with management of our company. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with audit committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Ms. Cynthia L. Lucchese (Chair)

Mr. Kieran T. Gallahue

Mr. Dana G. Mead Jr.

Compensation Committee

Our compensation committee consists of Dana G. Mead, Jr., Casey M. Tansey and W. Anthony Vernon. The Chair of our compensation committee is Mr. Mead. All members of our compensation committee are independent, as independence is currently defined in NASDAQ listing standards. Our Board of Directors has adopted a written compensation committee charter that is available to stockholders on our website at www.intersectent.com.

The primary purpose of our compensation committee is to discharge the responsibilities of our Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisers;

•	reviewing management succession plans;

•	reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans, severance agreements, change-in-control protections and any other compensatory or terms of compensatory arrangements for our executive officers and other senior management, as appropriate; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures

Typically, the compensation committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the compensation committee. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding her compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee full access to all our books, records, facilities and personnel.

In addition, under the charter, the compensation committee has the authority to obtain, at the expense of Intersect ENT, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee takes into consideration factors prescribed by the SEC and NASDAQ that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The compensation committee has direct responsibility for the oversight of the work of such consultants or advisers.

During the past year, the compensation committee engaged Radford, an Aon Hewitt Consulting Company, as a compensation consultant. The compensation committee requested that Radford:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and

•	assist in developing our non-employee director compensation plan.

In addition, as part of its engagement, Radford was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and compensation committee consider the advice and recommendations of such independent compensation consultants as to our executive and non-employee director compensation program, the Board and compensation committee ultimately make their own decisions regarding these matters.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of W. Anthony Vernon, Cynthia L. Lucchese and Frederic H. Moll. The Chair of our nominating and corporate governance committee is Mr. Vernon. Our Board of Directors has adopted a written nominating and corporate governance committee charter that is available to stockholders on our website at www.intersectent.com. Specific responsibilities of our nominating and corporate governance committee include:

•	identifying, evaluating and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors;

•	evaluating the performance of our Board of Directors and of individual directors;

•	considering and making recommendations to our Board of Directors regarding the composition of the committees of the Board of Directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters; and

•	overseeing an annual evaluation of the Board of Directors’ performance.

The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the company’s stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the company and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, skills and such other factors as it deems appropriate, given the current needs of the Board and the company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Nomination Process

Our nominating and corporate governance committee is responsible for identifying, recruiting, evaluating and recommending to our Board of Directors nominees for membership on the Board of Directors and committees of our Board of Directors. The goal of this process is to maintain and further develop a highly qualified Board of Directors consisting of members with experience and expertise in areas of importance to our company. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.

The nominating and corporate governance committee recommends to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by our Board of Directors for election at each annual or special meeting of stockholders, and recommends all director nominees to be appointed by our Board of Directors to fill director vacancies. Our Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders.

Evaluation of Director Candidates

In its evaluation of director candidates, the nominating and corporate governance committee will consider a candidate’s skills, characteristics and experience taking into account a variety of factors, including the candidate’s:

•	understanding of our business, industry and technology;

•	history with our company;

•	personal and professional integrity;

•	general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company;

•	ability and willingness to devote the time and effort necessary to be an effective director;

•	commitment to acting in the best interest of our company and its stockholders; and

•	educational and professional background.

The nominating and corporate governance committee will also consider the current size and composition of the Board of Directors, the needs of the Board of Directors, its committees, and the potential independence of director candidates under relevant NASDAQ and SEC rules.

Although the Board of Directors does not maintain a specific policy with respect to board diversity, the nominating and corporate governance committee considers each candidate in the context of the membership of the Board as a whole, with the objective of including an appropriate mix of viewpoints and experience among members of the Board reflecting differences in professional background, education, skill and other individual qualities and attributes. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints to the extent it deems appropriate.

Stockholder Recommendations for Nomination to the Board of Directors

The nominating and corporate governance committee will consider properly-submitted stockholder recommendations for candidates for our Board. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the criteria described above, based on whether or not the candidate was recommended by a stockholder.

Any stockholder recommendations proposed for consideration by the nominating and corporate governance committee should be in writing and delivered to Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025. Submissions must include the following information:

•	full name and address of the proposed nominee;

•	the number and class of our shares beneficially owned, directly or indirectly, by the proposed nominee;

•	all information regarding the proposed nominee required to be disclosed in a proxy statement pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

•	the consent of the nominee to be named in the proxy statement and consent to serve as a director if elected; and

•	a description of all material relationships, including (i) compensation and other material monetary agreements, arrangements and understandings during the past three years, between the proposed nominee and the stockholder making the proposal and (ii) any relationship between the proposing stockholder and the proposed nominee that would be required to be disclosed under the SEC’s related party transactions disclosure rules if the proposing stockholder were a “registrant” under those rules.

In addition, any stockholder wishing to recommend a nominee to our Board of Directors must provide a questionnaire regarding the proposed nominee, information regarding any arrangement or agreement with respect to such nominee’s voting while a member of our Board of Directors and information regarding equity ownership of the company (including derivative ownership) by the proposing stockholder and the proposed nominee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our compensation committee consists of Mr. Mead, Mr. Tansey and Mr. Vernon. None of the members of our compensation committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serves or in the prior three years has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. The Secretary will promptly forward the communication to the Board or member to whom it is addressed, as appropriate, unless it is unduly hostile, threatening, illegal or similarly unsuitable. Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The company believes its responsiveness to stockholder communications to the Board has been excellent.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

Our non-employee directors receive an annual retainer of $35,000 and our lead director receives an additional annual retainer of $25,000. In addition, all non-employee directors who serve on one or more committees receive the following annual committee fees:

Committee	Chair	Member
Audit	$20,000	$10,000
Compensation	15,000	7,500
Nominating and Corporate Governance	10,000	5,000

Other than the annual retainers and committee fees described above, non-employee directors are not entitled to receive any cash fees in connection with their service on our Board. Each non-employee director will be granted an annual stock option for 12,500 shares at each annual stockholders’ meeting, provided the non-employee director has served since March 1st of the year the annual meeting is held and continues to serve. The annual stock options have an exercise price equal to the fair market value of our common stock on the date of grant and will vest monthly over one year from the date of grant. New non-employee directors will receive an initial stock option grant for 25,000 shares of common stock. The initial grant will have an exercise price equal to the fair market value of our common stock on the date of grant and will vest 25% in one year and monthly thereafter over the next three years provided the non-employee director continues to serve. Prior to the beginning of each year, each non-employee director may elect to receive their annual retainer for the following year in the form of a stock option that will vest quarterly over one year from the date of grant. The option will be granted at the first Board meeting of the year with an exercise price equal to the fair market value of our common stock on the date of grant and the number of shares will be determined by the Board.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses in connection with attending Board of Directors and committee meetings.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by our non-employee directors during the fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash (3)		Options Granted (5)	Total
Kieran T. Gallahue (1)	$51,154		$280,640 (6)	$331,794
Casper L. de Clercq (2)	17,596	(4)	—	17,596
Cynthia L. Lucchese	60,000		143,318 (7)	203,318
Dana G. Mead, Jr.	57,308		143,318 (7)	200,626
Frederic H. Moll, M.D.	42,692		143,318 (7)	186,010
Casey M. Tansey	42,500		143,318 (7)	185,818
W. Anthony Vernon (1)	36,023		280,640 (6)	316,663

(1)	Appointed as a member of our Board of Directors in April 2015.
(2)	Mr. De Clercq resigned from our Board of Directors effective June 2015.
(3)	Amounts are prorated for the periods of service.
(4)	Fees were made payable to Mr. de Clercq’s firm, NVP Associates, LLC.
(5)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(6)	Represents an option to purchase 25,000 shares of our common stock that was granted to such director on April 8, 2015 under our 2014 Equity Incentive Plan.
(7)	Represents an option to purchase 12,500 shares of our common stock that was granted to such director on June 4, 2015 under our 2014 Equity Incentive Plan.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed us to submit the selection of this firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our fiscal year ended December 31, 2003. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following tables set forth the aggregate fees for professional services rendered by our principal accountants, Ernst & Young LLP (in thousands):

	Fiscal Years Ended December 31,
Fees	2015	2014
Audit (1)	$1,226	$1,537
Audit-Related	—	—
Tax	—	—
All Other (2)	2	—

	$1,228	$1,537

(1)	The Audit fees consist of professional services in connection with the audit of our annual financial statements, including review of our quarterly financial statements presented in our Quarterly Reports on Form 10-Q and review of audited financial statements presented in our Annual Report on Form 10-K, irrespective of the period in which the related services were rendered or billed. This category also includes technical advice on various accounting matters related to the financial statements. Fees also consisted of professional services rendered in connection with our Form S-1 and Form S-8 registration statements related to our public offerings of common stock completed in June 2015 and July 2014, including delivery of comfort letters, consents and review of documents filed with the SEC.
(2)	The All Other fees consist of a subscription to Ernst & Young Online, a proprietary knowledge management and research system.

All fees described above were pre-approved by the audit committee.

Pre-Approval Policies and Procedures

Our audit committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, Ernst & Young LLP. During the fiscal years ended 2015 and 2014, the audit committee pre-approved all audit and non-audit services performed by Ernst & Young LLP. Under the policy, the audit committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement.

The audit committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Required Vote and Audit Committee and Board Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Intersect ENT’s stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on Intersect ENT or its Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

Pay-for-Performance Philosophy

As described more fully in the Compensation Discussion & Analysis section and in the Summary Compensation Table, our executive officers are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.

Business Results

The compensation of our NEOs during the fiscal year ended December 31, 2015, is consistent with significant business achievements and financial performance.

In the fiscal year ended December 31, 2015, we achieved several positive business results including:

•	Annual revenues of $61.6 million, up 60% year over year;

•	Gross Margins of 80% compared with 74% in 2014;

•	Over 100,000 patients treated since our commercial launch in 2011; and

•	Substantial expansion of commercial initiatives including growth of our sales force.

In addition, we continued to drive innovation by advancing our clinical pipeline:

•	Completion of a clinical trial and subsequent submission of a premarket approval supplement to the U.S. Food and Drug Administration to seek approval to expand the indication of the PROPEL® mini steroid releasing implant to the treatment of patients following frontal sinus surgery;

•	Initiation of enrollment of a prospective, randomized blinded multicenter clinical trial to assess the safety and efficacy of NOVA, an investigational bioabsorbable steroid releasing implant, when used following opening of the frontal sinus; and

•	Continued enrollment of patients in RESOLVE II, a 300-patient pivotal Phase III clinical study of the RESOLVE investigational steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting.

Finally, in June 2015, we closed a follow-on public offering resulting in proceeds to us of $96.4 million, net of underwriters’ discounts and commissions and offering expenses, and as of December 31, 2015, we had cash and cash equivalents totaling $124.3 million.

We also have several compensation governance programs and policies in place as described in the Compensation Discussion and Analysis section to manage compensation risk and align our executive compensation with long-term stockholder interests.

In accordance with Section 14A of the Exchange Act, we are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation of the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Summary Compensation Table and subsequent tables of the proxy statement, is APPROVED.”

Required Vote and Compensation Committee and Board Recommendation

The affirmative vote of a majority of the shares of Intersect ENT common stock present or represented by proxy and voting at the annual meeting, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

Periodically, we will include in the proxy materials for a meeting of stockholders where compensation disclosure is required, a resolution subject to a nonbinding stockholder vote to approve the compensation of NEOs.

In accordance with Section 14A of the Exchange Act, we are requesting your nonbinding vote to determine whether a vote on the type of resolution described above will occur every 1 year, 2 years or 3 years.

The Board of Directors believes that the stockholder nonbinding vote to approve executive compensation should occur every year. An annual vote allows our stockholders to provide us with regular and comprehensive input on important issues such as our executive compensation programs and practices as disclosed in our proxy statement each year. We value and consider stockholder input on corporate governance matters and on our executive compensation program and practices and we look forward to hearing from our stockholders on this proposal.

Accordingly, the Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years on the resolution below:

“RESOLVED, that the frequency of every [one year][two years][three years] is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to the company’s NEOs.”

Required Vote and Compensation Committee and Board Recommendation

The advisory vote regarding the frequency of the stockholder vote described in this proposal shall be determined by a plurality of the votes cast, i.e. the frequency receiving the most votes will be deemed the frequency preferred by our stockholders. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 Year, 2 Years, 3 Years or Abstain. Stockholders are providing an advisory, nonbinding vote, to determine the frequency of the stockholder vote described in this proposal.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

RECOMMENDS A VOTE FOR EVERY “1 YEAR” FOR PROPOSAL 4.

MANAGEMENT

The following table shows information for our current executive officers as of the date of this proxy statement. Biographical information for our President, Chief Executive Officer and Director Ms. Earnhardt is included above with the Director biographies under the caption “Nominees.”

Name	Age	Position(s)
Lisa D. Earnhardt	46	President, Chief Executive Officer and Director
Jeryl L. Hilleman	58	Chief Financial Officer
Richard E. Kaufman	54	Senior Vice President, Chief Operating Officer
David A. Lehman	55	General Counsel
Charles S. McKhann	47	Chief Commercial Officer
James W. Stambaugh	46	Vice President, Clinical Affairs
Amy C. Wolbeck	43	Vice President, Regulatory Affairs and Quality

Executive Officers

Jeryl L. Hilleman has served as our Chief Financial Officer since June 2014. From September 2013 to May 2014, Ms. Hilleman served as Chief Financial Officer and Secretary of Ocera Therapeutics, Inc., or Ocera, a biopharmaceutical company, where she was responsible for managing Ocera’s financial and accounting operations. From 2012 to 2013, Ms. Hilleman provided independent financial and strategic consulting for biotech and cleantech companies. From January 2008 to May 2012, she served as Chief Financial Officer of Amyris, Inc., or Amyris, a multinational, renewable products company based in California and Brazil, where she was responsible for managing Amyris’ financial and accounting operations. Since January 2005, Ms. Hilleman has served as a member of the Board of Directors of Xenoport, Inc., a biopharmaceutical company.

Richard E. Kaufman has served as our Senior Vice President of R&D and Operations and Chief Operating Officer since January 2007.

David A. Lehman has served as our General Counsel since February 2016. From May 2003 to October 2015, Mr. Lehman served most recently as Senior Vice President, General Counsel and Secretary of Thoratec Corporation, or Thoratec, a mechanical circulatory support company, where he was responsible for managing Thoratec’s internal legal and healthcare compliance functions.

Charles S. McKhann has served as our Chief Commercial Officer since February 2015. From December 2013 to January 2015, Mr. McKhann served as a director in the Life Sciences Strategy consulting practice at Monitor Deloitte, a global healthcare and life sciences consulting firm, where he was responsible for working with global medical device manufacturers to create and execute innovative growth strategies. From June 2010 to October 2012, Mr. McKhann served as President and Chief Executive Officer of Apnex Medical, Inc., a medical device start-up, where he was responsible for leading the development, clinical trials and commercial planning for an innovative treatment for patients suffering from obstructive sleep apnea. From January 2007 to April 2010, Mr. McKhann served as Vice President of Marketing and General Manager of the Revascularization Franchise for the Cardiac Surgery unit and as Vice President of Worldwide Marketing for the Cardiac Rhythm Management unit of Boston Scientific, where he was responsible for global marketing and product launch planning and execution.

James W. Stambaugh has served as our Vice President, Clinical Affairs since February 2015. Mr. Stambaugh previously served as our Vice President, Clinical Affairs and Reimbursement from January 2011 to February 2015 and as Vice President, Clinical Affairs and Regulatory from October 2006 to January 2011.

Amy C. Wolbeck has served as our Vice President, Regulatory Affairs and Quality since January 2011, and previously was our Director of Regulatory Affairs since January 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We became a public company in July 2014 and filed our 2015 proxy statement under the scaled reporting rules applicable to emerging growth companies. Beginning in 2016 we are no longer an emerging growth company and this year’s Proxy Statement now includes additional detail as follows:

•	This Compensation Discussion and Analysis;

•	An additional year of reporting history, and reporting on compensation for two additional NEOs, in our Summary Compensation Table;

•	Additional compensation disclosure tables for “Grants of Plan-Based Awards,” “Option Exercises,” and “Potential Change-in-Control and Severance Benefits” which are included in this section;

•	An advisory vote on executive compensation included as Proposal 3 in this Proxy Statement; and

•	An advisory vote on the frequency on which we will hold our “say on pay” vote is included as Proposal 4 in this Proxy Statement.

Executive Summary

We align our executive compensation practices with the success of our business. We do this by providing short-term cash bonuses tied to our financial and operating performance and by granting long-term equity awards. Since our IPO in 2014, we have continued to update our executive compensation program to match the maturity, size, scale and growth of our business. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned medical technology leaders.

2015 Business Highlights

Our mission is to provide solutions to improve the quality of life for patients with ear, nose and throat, or ENT, conditions. Our drug releasing bioabsorbable implant technology enables targeted and sustained release of therapeutic agents. Our currently approved products, PROPEL and PROPEL mini, are designed to allow ENT physicians to improve patient care for patients undergoing sinus surgery. Through our approved and in-development products, we aspire to deliver treatments to address a spectrum of needs among the estimated 3.5 million U.S. patients who are managed by ENT physicians for chronic sinusitis. Chronic sinusitis is one of the most prevalent chronic diseases in the U.S. and one of the most costly conditions for U.S. employers.

Our 2015 performance highlights includes the following achievements:

•	Annual revenues of $61.6 million, up 60% year over year;

•	Gross Margins of 80% compared with 74% in 2014;

•	Over 100,000 patients treated since our commercial launch in 2011; and

•	Substantial expansion of commercial initiatives including growth of our sales force.

In addition, we continued to drive innovation by advancing our clinical pipeline:

•	Completion of a clinical trial and subsequent submission of a premarket approval supplement to the U.S. Food and Drug Administration to seek approval to expand the indication of the PROPEL® mini steroid releasing implant to the treatment of patients following frontal sinus surgery;

•	Initiation of enrollment of a prospective, randomized blinded multicenter clinical trial to assess the safety and efficacy of NOVA, an investigational bioabsorbable steroid releasing implant, when used following opening of the frontal sinus; and

•	Continued enrollment of patients in RESOLVE II, a 300-patient pivotal Phase III clinical study of the RESOLVE investigational steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting.

Finally, in June 2015, we closed a follow-on public offering resulting in proceeds to us of $96.4 million, net of underwriters’ discounts and commissions and offering expenses, and as of December 31, 2015, we had cash and cash equivalents totaling $124.3 million.

The following chart shows the top line revenue growth we have achieved since fiscal 2012:

Executive Compensation Programs

Consistent with our general compensation philosophy throughout the Company, the Compensation Committee strives to provide a compensation package to each executive officer that is competitive, rewards achievement of our business objectives, drives the development of a successful and growing business, and aligns the interests of our executive officers with our stockholders through equity ownership in the Company. The Compensation Committee’s 2015 compensation actions and decisions reflect our financial results and business performance, and our executive officers’ accomplishments that helped achieve these results and performance.

Discussion of our 2015 Executive Compensation Program

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why our Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers during 2015.

Our NEOs for 2015 were:

•	Lisa D. Earnhardt, our President and Chief Executive Officer;

•	Jeryl L. Hilleman, our Chief Financial Officer;

•	Richard E. Kaufman, our Senior Vice President and Chief Operating Officer;

•	Charles S. McKhann, our Chief Commercial Officer; and

•	James W. Stambaugh, our Vice President, Clinical Affairs.

We refer to these executive officers collectively in this proxy statement as our NEOs. The compensation provided to our NEOs for 2015 is set forth in detail in the Summary Compensation Table and other tables following this section as well as in the accompanying footnotes and narratives relating to those tables. This section also discusses our executive compensation philosophy, objectives and design and how and why the Compensation Committee of our Board of Directors arrived at the specific compensation policies and decisions involving our executive team, including our NEOs, during 2015.

Philosophy and Objectives

The goals of our executive compensation program are to align our executive officers’ compensation with our business objectives, and to incentivize our executive officers to achieve these results. Our Compensation Committee believes that it is critical that our executive management team work together to achieve these goals and, as a result, our compensation philosophy also seeks to provide internal equity and promote cooperation among executives and across the Company. In addition, because our headquarters is located in the San Francisco Bay Area, our executive compensation program must also be highly competitive not only with our pharmaceutical, biotechnology and medical device peers, but also with other sectors, especially technology, with which we compete for executive talent.

To achieve these objectives, our Compensation Committee has designed our executive compensation program to contain short- and long-term components, cash and equity and fixed and contingent payments, in proportions that it believes are the most appropriate to incentivize and reward our executive officers for achieving our business objectives. By providing competitive compensation packages that will attract and retain talented executive officers, as well as highly-skilled employees at other levels, we believe that stockholder value will be enhanced over the long term.

The objectives of our executive compensation program include the following:

•	Recruit, incentivize and retain highly qualified executive officers who possess the skills and leadership necessary to grow our business;

•	Reward our executive officers for achieving or exceeding our strategic and financial goals;

•	Align the interests of our executive officers with those of our stockholders;

•	Reflect our long-term strategy;

•	Promote a healthy approach to risk and be sensitive to underperformance as well as outperformance; and

•	Provide compensation packages that are competitive, reasonable and fair relative to peers and the overall market.

Decision-Making Process

Compensation decisions for our executive officers are made by our Compensation Committee, with input from Radford, our independent compensation consultant, as well as from Ms. Earnhardt (except with respect to her own compensation) and management. Our Compensation Committee reviews the cash and equity compensation of our executive officers to ensure that our executive officers are properly incentivized and makes adjustments as necessary.

We use compensation data from our peer group as general guidance and as one of several factors that inform our judgment of appropriate compensation parameters for target compensation levels. We generally seek to provide total targeted direct compensation that is competitive and, depending on Company and individual performance, may pay above or below median. We use peer group compensation data to aide our Compensation Committee’s assessment of executive officer compensation.

Our Compensation Committee makes compensation decisions after consideration of many different factors, including the following:

•	The performance and experience of each executive officer;

•	The scope and strategic impact of the executive officer’s responsibilities;

•	Our past business performance and future expectations;

•	Our long-term goals and strategies;

•	The performance of our executive team as a whole;

•	For each executive officer, other than our CEO, the evaluation and recommendation of our CEO;

•	The difficulty and cost of replacing high-performing leaders with in-demand skills;

•	The past compensation levels of each individual;

•	The relative compensation among the executive officers; and

•	The competitiveness of compensation relative to data from our peer group.

Role of Compensation Committee

Pursuant to its charter, our Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our NEOs, including our CEO, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals. For additional information about our Compensation Committee, see “Corporate Governance — Board Committees and Meetings — Compensation Committee” elsewhere in this proxy statement.

Our Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. Our Compensation Committee has retained Radford, an AON Hewitt Company, to review and assess our current executive employee compensation practices relative to market compensation practices. For additional information on Radford’s engagement, see “Role of Compensation Consultant” below.

Role of Management

Our Compensation Committee works with members of our management, including Ms. Earnhardt (except with respect to her own compensation) and our human resources, finance and legal professionals. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters. Ms. Earnhardt makes recommendations to our Compensation Committee regarding compensation matters, including the compensation of our NEOs (other than herself). While our Compensation Committee solicits and reviews Ms. Earnhardt’s recommendations and proposals with respect to compensation-related matters, our Compensation Committee uses these recommendations and proposals as one of several factors in making compensation decisions.

Role of Compensation Consultant

Our Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. Our Compensation Committee engaged Radford to review our executive compensation policies and practices and to conduct an executive compensation market analysis. For 2015, Radford reviewed and advised on all principal aspects of our executive compensation program, including:

•	assisting in developing a peer group of publicly traded companies to be used to help assess executive compensation;

•	assisting in developing a competitive compensation strategy and consistent executive compensation assessment practices relevant to a public company, including review and recommendation of the equity strategy for the company covering dilution, grant levels and type of equity;

•	meeting regularly with the Compensation Committee to review all elements of executive compensation including the competitiveness of the executive compensation program against approved peer companies covering salary, incentives and equity; and

•	assisting in the risk assessment of our compensation program.

During 2015, management also accessed the Radford survey database to gather reference points for non-executive compensation decisions. In addition, the Committee approved the engagement of Radford to review the sales compensation program.

Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation Committee does not believe that its relationship with Radford and the work of Radford on behalf of the Compensation Committee and management has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from Radford stating its belief that it remains an independent compensation consultant to the Compensation Committee.

Peer Group Considerations

Our Compensation Committee reviews market data of companies that are comparable to us. With Radford’s assistance, our Compensation Committee established our peer group for 2015 compensation decisions, which consists of companies that operate in the medical device, drug delivery and diagnostics industries, and had less than $150 million in commercial product revenue and market capitalization from $100 million to $800 million:

ArtiCure	GenMark Diagnostics	STAAR Surgical Company
Cardiovascular Systems	Hansen Medical	SurModics
Cerus Corporation	Inogen	Tandem Diabetes Care
Cutera	LDR Holding	TriVascular Technologies
DURECT	LeMaitre Vascular	Vascular Solutions
Endologix	Revance Therapeutics	Veracyte
Foundation Medicine	Spectranetics	ZELTIQ Aesthetics

Our Compensation Committee believes that peer group comparisons are useful guidelines to measure the competitiveness of our compensation practices. Our Compensation Committee has not adopted any formal benchmarking guidelines and maintains discretion to set levels of executive compensation above or below peer levels. This determination is generally based upon distinguishing factors such as our internal pay equity and compensation budget, individual performance and contribution to the Company, an executive’s level of experience and responsibilities and comparability of roles within other peer companies.

Components of Compensation Program and 2015 Compensation

Our executive compensation program consists of the following primary components:

•	base salary;

•	cash bonuses;

•	long-term equity compensation; and

•	severance and change-in-control related benefits.

We also provide our executive officers, including our NEOs, comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan program and other plans and programs made available to eligible employees.

We believe these elements provide a compensation package that helps attract and retain qualified individuals, links individual performance to Company performance, focuses the efforts of our executive officers, including our NEOs, on the achievement of both our short- and long-term objectives and aligns the interests of our executive officers, including our NEOs, with those of our stockholders. The chart below shows the pay mix of our CEO and NEOs who were employed during 2015:

*	Excludes CEO as well as Mr. McKhann who joined the company in 2015
†	Service based vesting

Base Salaries

We pay base salaries to our NEOs to compensate them for their day-to-day services. The salaries typically are used to recognize the experience, skills, knowledge and responsibilities of each NEO, although competitive market conditions also play a role in setting salary levels. The salaries of our NEOs are reviewed on an annual basis by Ms. Earnhardt (other than with respect to her own salary which is reviewed and determined by our Compensation Committee) and our Compensation Committee, based on their experience setting salary levels. This review is supplemented by market data, as well as assessments of the performance of our executive officers, including our NEOs, by Ms. Earnhardt and our Compensation Committee.

2015 Base Salaries

At the beginning of 2015, our Compensation Committee reviewed and revised the base salaries of all of our NEOs. These changes were made in consultation with Ms. Earnhardt (other than with respect to her own salary) and after consideration of peer group data provided by Radford, an independent compensation consulting firm, as well as the long-term equity compensation and existing equity holdings of each NEO at that time. The table below sets forth the annual base salaries for our NEOs for 2015. Based on Radford’s review, the then-current base salary level for Ms. Earnhardt and Mr. Stambaugh was at or below the 10th percentile for their comparable position in our compensation peer group. Based upon the recommendation of Radford, the Compensation Committee has determined to migrate the base salaries of these NEOs up towards the 50th percentile of our compensation peer group over two years. Consistent with this objective, the Compensation Committee determined to set their base salaries near the 25th percentile for that executive officer’s position. Since Ms. Hilleman, who had just joined the company in 2014, and Mr. Kaufman had base salaries which already exceeded the 25th percentile of our compensation peer group, our Compensation Committee approved a 3% merit increase.

Name	2015 Base Salary	Increase
Lisa D. Earnhardt	$430,000	23.7%
Jeryl L. Hilleman	345,100	3.0
Richard E. Kaufman	312,500	3.0
Charles S. McKhann	320,000	N/A
James W. Stambaugh	254,700	7.2

Mr. McKhann joined the company in February 2015. We awarded Mr. McKhann a one-time sign on bonus of $30,000 in connection with the commencement of his employment. This sign-on bonus required that he remain employed with us for 12 months. Had Mr. McKhann left Intersect ENT prior to his 12 month anniversary, he would have been required to repay a pro-rata amount of the after tax value of the signing bonus, based on the number of days he was not actually employed during that period.

Cash Bonuses

A key compensation objective is to have a significant portion of each NEO’s compensation tied to performance. To help accomplish this objective, we provide for performance-based cash bonus opportunities for our NEOs, based on achievement against corporate performance objectives.

At the end of 2014, our Board of Directors approved our 2015 operating plan, which included performance objectives that our Compensation Committee used to design our NEOs’ cash bonus opportunity for 2015. Pursuant to our executive bonus plan, the Compensation Committee considered a number of factors in determining the performance objectives applicable to our NEOs’ cash bonus opportunities and determined that, as in prior years, objectives for our NEOs related to sales and advancement of our clinical pipeline continued to be appropriate and aligned to the company’s growth strategy. Our Compensation Committee, in an effort to continue to motivate Ms. Earnhardt and our other NEOs to further grow and develop our business, established financial and clinical milestone objectives for 2015 that it considered aggressive and attainable only with focused effort and execution by our NEOs. These objectives were identified as those that our Compensation Committee felt would increase stockholder value consistent with our overall growth strategy.

2015 Target Cash Bonus

As in prior years, the target annual cash bonus opportunities for our NEOs were expressed as a percentage of their respective base salaries. At the beginning of 2015, our Compensation Committee, while taking the Radford market data into consideration and in consultation with Ms. Earnhardt (other than with respect to herself), increased the target bonus opportunities for each of our NEOs consistent with our compensation objectives. For 2015, the Compensation Committee sought to set the target bonus opportunity for our NEOs at or within ten percentage points of the 50th percentile of our compensation peer group. The table below shows the target bonus amount for each NEO as a percentage of base salary and as a corresponding cash amount:

	2015 Target Bonus		2014 Target Bonus Percent of Salary
Name	Annual Cash	Percent of Salary
Lisa D. Earnhardt	$215,000	50.0%	35.0%
Jeryl L. Hilleman	138,040	40.0	25.0
Richard E. Kaufman	109,375	35.0	25.0
Charles S. McKhann (1)	116,778	40.0	N/A
James W. Stambaugh	89,145	35.0	25.0

(1)	Mr. McKhann’s actual cash target bonus is prorated from his hire date in February 2015.

For 2015, we established goals regarding revenue (45% of target bonus), gross margins and operating expense (20% of target bonus), enrollment of patients in the RESOLVE II trial (20% of target bonus) and submission of the PMA-S to seek FDA approval of an expanded indication for PROPEL mini (15% of target bonus). Most of these targets had a minimum threshold, down to which a reduced bonus could be earned for this component and beyond which the corresponding target bonus would not be earned. Most components also had upside recognition, with the bonus increasing with overachievement. The target levels for the components were set to be aggressive, yet achievable with diligent effort.

Following the close of 2015, the Compensation Committee reviewed our performance against the goals set at the beginning of the year and determined that we had achieved 103.9% of the established goals as set forth in the table below. The Compensation Committee then approved payment of the bonuses to our NEOs based on these results.

	Percent Achieved
Goals	Goal	Bonus
Propel Sales	93.0%	41.9%
Other financial performance	110.0	22.1
Resolve	114.0	22.9
Frontal indication product PMA	113.0	17.0

		103.9%

The chart below summarizes the total amount of cash bonuses awarded to our NEOs for 2015 performance, relative to the target award opportunity established for each executive officer at the beginning of the year.

	2015 Annual Cash Bonus
Name	Target	Earned
Lisa D. Earnhardt	$215,000	$229,845
Jeryl L. Hilleman	138,040	148,736
Richard E. Kaufman	109,375	117,854
Charles S. McKhann	116,778	120,207
James W. Stambaugh	89,145	95,878

Long-Term Equity Compensation

We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our executive officers, including our NEOs, as well as by all of our other employees. We believe that the use of stock-based awards, the value of which depends on our stock performance, is an important tool to achieve strong long-term performance. Since our IPO in 2014, the only equity awards we have granted to our executive officers are stock options, which vest over four years. We believe stock options promote alignment of the interests of our executive officers with the long-term interests of our stockholders and are consistent with market practices. Stock options provide an important tool for us to retain our highly sought after NEOs since the value of the awards is delivered to our NEOs over a four-year period subject to continued service with us and will only have value if the stock price increases.

The value of the stock option awarded to each NEO is determined based on the Compensation Committee’s assessment of a number of factors, including the role and responsibility of the NEO, external market data and the expected contribution of the executive to future results. The Compensation Committee also takes into account the value of the NEO’s equity holdings and previously granted equity awards in determining these awards, but does not directly increase or decrease future awards based on these other holdings. The Compensation Committee believes that these goals would serve to attract and retain top talent and at the same time provide that a significant proportion of our executives’ compensation was aligned with the incentives of our stockholders.

After its analysis and review of these factors, our Compensation Committee approved grants of stock options to our NEOs for 2015 as set forth in the table below. Mr. McKhann’s stock option award was granted by the Compensation Committee following the commencement of his employment in February 2015. Mr. McKhann’s stock option grant for 2015 was higher than most other NEOs given that it was his first equity award from us.

Name	2015 Stock Options Granted
Lisa D. Earnhardt	150,000
Jeryl L. Hilleman	50,000
Richard E. Kaufman	25,000
Charles S. McKhann	100,000
James W. Stambaugh	25,000

Severance and Change-in-Control Related Benefits

We provide change-in–control, or CIC, severance benefits to each of our NEOs to provide protections in the event of their termination of employment following a CIC of our company. The Compensation Committee believes that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a CIC of our company. The terms of these agreements were considered and approved by our Board prior to our IPO and subsequently revised by our Compensation Committee in January 2015, following its review of similar arrangements with executive officers at our peer group of companies. For a summary of the material terms and conditions of these severance and CIC arrangements, see the section entitled “Potential Change-in-Control and Severance Benefits” in this proxy statement.

Other Compensation Policies and Information

Policy Against Speculative Transactions

We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our NEOs, directors and employees from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Equity Grant Timing

Our long-term equity incentive awards are granted from our 2014 Equity Incentive Plan. We generally grant stock options to newly hired employees shortly after the employee’s start date, and subject to prior approval of the Compensation Committee or our CEO pursuant to the authority delegated to her, as appropriate. We generally grant merit based equity grants on an annual basis in the first quarter of each new year, with the grant date occurring at a regularly scheduled meeting of our Compensation Committee or a date agreed upon in advance with the Compensation Committee. In the case of other grants by our CEO, grants are typically made on the first business day of each calendar month. We do not time the granting of equity awards to coordinate with the release of material non-public information.

Stock Ownership Guidelines

We have considered, but have not adopted, stock ownership guidelines for our NEOs or our directors, and this is consistent with the practice of a majority of our peer group companies. We do expect to consider adopting stock ownership guidelines again in the future.

Compensation Recovery Policy

As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the deductibility of compensation paid by a public company to its chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless specified requirements are met. Under a transition rule that applies to newly-public companies, we are currently exempt from this limitation and expect to continue to be exempt until our 2018 annual meeting. As a result, our Compensation Committee did not consider the impact of Code Section 162(m) on compensation granted to our executive officers during 2015, including the NEOs, but it expects to do so in the future.

Accounting Considerations

The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2015, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a CIC that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, our Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our NEOs to take risks that could have a material adverse effect on us in the future.

Insider Trading Policy

We recognize that our employees and directors may sell shares from time to time in the open market, particularly in connection with exercises of stock options. All such transactions are required to comply with our insider trading policy. Under our insider trading policy, employees and directors may only purchase or sell our securities during “window” periods, which begin on the third business day following the date of each annual or quarterly earnings announcement and ends two weeks before the end of the next fiscal quarter. The only exceptions to this are for purchases under our Employee Stock Purchase Plan and for employees and directors who have entered into a trading plan pursuant to Rule 10b5-1 of the Exchange Act. Our insider trading policy also prohibits our employees and directors from engaging in hedging transactions in our common stock or from holding our common stock in a margin account or pledging it as collateral for a loan.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mr. Dana G. Mead, Jr. (Chair)

Mr. Casey M. Tansey

Mr. W. Anthony Vernon

Summary Compensation Table

The following table provides certain information concerning the compensation earned by each of the following individuals (the “NEOs”): our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2015:

Name and Principal Position	Year	Salary	Bonus	Stock Options (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Lisa D. Earnhardt	2015	$442,436	$—	$1,498,469	$229,845	$1,559	(3)	$2,172,309
President and	2014	332,447	—	—	122,989	505,494		960,930
Chief Executive Officer	2013	334,750	—	210,688	109,195	343		654,976

Jeryl L. Hilleman	2015	357,882	—	499,490	148,736	3,011	(4)	1,009,119
Chief Financial Officer	2014	177,810	25,000	1,075,568	46,986	1,872		1,327,236

Richard E. Kaufman	2015	324,086	—	249,745	117,854	1,125	(5)	692,810
Senior Vice President and	2014	290,230	—	—	76,693	100,000		466,923
Chief Operating Officer	2013	293,150	—	20,795	68,304	100,000		482,249

Charles S. McKhann (6)	2015	289,238	30,000	1,006,209	120,207	92,485	(7)	1,538,139
Chief Commercial Officer

James W. Stambaugh	2015	263,655	—	249,745	95,878	1,362	(8)	610,640
Vice President, Clinical Affairs	2014	227,201	—	—	60,038	221		287,460
	2013	229,488	—	41,773	53,471	215		324,947

(1)	The amounts represent the grant date fair value of stock options granted, calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(2)	Represents payments pursuant to our corporate bonus plan. At the beginning of each year, the compensation committee approves specific company performance milestones. Bonuses are determined at year-end based upon the level of achievement of the milestones. Approved bonuses are paid by March of the following year.
(3)	Consists of (a) $1,125 for 401(k) plan matching contribution and (b) $434 for life insurance premiums paid by us.
(4)	Consists of (a) $1,125 for 401(k) plan matching contribution and (b) $1,886 for life insurance premiums paid by us.
(5)	Represents 401(k) plan matching contribution paid by us.
(6)	Mr. McKhann joined our company in February 2015. In connection with his offer of employment, he received a $30,000 sign-on bonus which is reflected in the Bonus column.
(7)	Consists of (a) $1,125 for 401(k) plan matching contribution and (b) $91,360 for long distance commuting reimbursements paid by us.
(8)	Consists of (a) $1,125 for 401(k) plan matching contribution and (b) $237 for life insurance premiums paid by us.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2015:

	Grant Date	Estimated Future Payouts of Non-Equity Incentive Plan (1)			All Other Stock Options (2)	Exercise Price	Grant Date Fair Value (3)
Name		Threshold	Target	Maximum
Lisa D. Earnhardt	1/21/2015	$—	$215,000	$—	150,000	$21.06	$1,498,469
Jeryl L. Hilleman	1/21/2015	—	138,040	—	50,000	21.06	499,490
Richard E. Kaufman	1/21/2015	—	109,375	—	25,000	21.06	249,745
Charles S. McKhann	2/2/2015	—	116,778	—	100,000	21.26	1,006,209
James W. Stambaugh	1/21/2015	—	89,145	—	25,000	21.06	249,745

(1)	The target incentive plan amounts represent the payouts that would have occurred based on the 100% achievement of 2015 performance goals. No minimum threshold amount or maximum amount beyond the target amount was established. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”
(2)	The shares subject to each option vest commencing January 1, 2015 in equal monthly installments over four years following a six month cliff vesting period, except for Mr. McKhann’s, of which 25% of the shares subject to the option vest on February 2, 2016, and 1/48th of the shares subject to the option vest monthly thereafter over the remaining three years.
(3)	The amounts represent the grant date fair value of stock options granted, calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Offer Letters

We extended offer letters to each of our NEOs in connection with their employment. The letters generally provide for at-will employment and set forth the NEO’s initial base salary, initial equity grant amount and eligibility for employee benefits. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement. The key terms of the offer letters extended to our NEOs that continue to be in effect are described below.

Lisa D. Earnhardt

In January 2008, we extended an offer letter to Ms. Earnhardt to be our President and Chief Executive Officer. The letter was subsequently amended in July 2013. Pursuant to her offer letter, as amended, if, within 12 months following a CIC, Ms. Earnhardt’s employment is terminated without “cause” or she resigns for “good reason,” all unvested shares subject to her outstanding options shall accelerate in full. In addition, in the event of Ms. Earnhardt’s death, permanent disability, resignation for “good reason” or termination without “cause,” (1) all unvested shares subject to her outstanding options shall accelerate in full, (2) she shall receive a lump sum payment equal to her annual target bonus and (3) she shall receive 12 months of her base salary, to be paid monthly. This letter was again amended in January 2015, pursuant to which Ms. Earnhardt will be entitled to 18 months of salary continuation and 18 months of COBRA reimbursement if, within 12 months after a CIC, her employment is terminated by the company without “cause” or she resigns for “good reason.” The amendment also provides that if, other than in connection with a CIC, Ms. Earnhardt’s employment is terminated by the company without “cause” or she resigns for “good reason,” she will also be entitled to 12 months of COBRA reimbursement. In addition, the amendment provides that, upon a CIC, the vesting of all outstanding options held by Ms. Earnhardt shall accelerate in full.

Jeryl L. Hilleman

In May 2014, we extended an offer letter to Ms. Hilleman to be our Chief Financial Officer. Pursuant to her offer letter, as amended, upon her death, permanent disability, termination or in connection with a CIC, Ms. Hilleman’s employment is terminated without “cause” or she resigns for “good reason,” and provided such termination constitutes a “separation from service,” (1) all unvested shares subject to her outstanding options shall accelerate in full, (2) she shall receive a prorated, lump sum payment equal to her annual target bonus and (3) she shall receive 12 months of her base salary, to be paid monthly. This letter was subsequently amended in January 2015, pursuant to which Ms. Hilleman will also be entitled to 12 months of COBRA reimbursement if her employment is terminated by the company without “cause” or she resigns for “good reason,” whether or not such termination is in connection with or following a CIC. In addition, the amendment provides that, upon a CIC, the vesting of all outstanding options held by Ms. Hilleman shall accelerate in full.

Richard E. Kaufman

In December 2006, we extended an offer letter to Mr. Kaufman to be our Vice President and Chief Operating Officer. The letter was subsequently amended in November 2013. Pursuant to his offer letter, as amended, upon the occurrence of a CIC, all outstanding stock options held by Mr. Kaufman shall be accelerated such that 50% of the unvested shares shall be fully vested. In addition, if, within 12 months following a CIC, Mr. Kaufman’s employment is terminated without “cause” or he resigns for “good reason,” and provided such termination is in connection with such CIC and constitutes a “separation from service,” (1) all unvested shares subject to his outstanding options shall accelerate in full, (2) he shall receive a prorated, lump sum payment equal to his annual target bonus and (3) he shall receive six months of his base salary, to be paid monthly. This letter was again amended in January 2015, pursuant to which Mr. Kaufman will also be entitled to six months of COBRA reimbursement if, within 12 months after a CIC, his employment is terminated by the company without “cause” or he resigns for “good reason.” If, other than in connection with a CIC, Mr. Kaufman’s employment is terminated by the company without “cause” or he resigns for “good reason,” he will also be entitled to six months of salary continuation and six months of COBRA reimbursement.

Charles S. McKhann

In January 2015, we extended an offer letter to Mr. McKhann to be our Chief Commercial Officer. Pursuant to his offer letter, if Mr. McKhann’s employment is terminated without “cause” or he resigns for “good reason,” whether or not such termination is in connection with or following a CIC, and provided such termination constitutes a “separation from service,” (1) he shall receive 12 months of his base salary, to be paid monthly, (2) he shall receive a prorated, lump sum payment equal to his annual target bonus, (3) all unvested shares subject to his outstanding options shall accelerate in full, and (4) he shall be entitled to 12 months of COBRA reimbursement. In addition, upon a CIC, the vesting of all outstanding options held by Mr. McKhann shall accelerate in full.

James W. Stambaugh

In September 2006, we extended an offer letter to Mr. Stambaugh to be our Vice President of Clinical and Regulatory Affairs. The letter was subsequently amended in November 2013. Pursuant to his offer letter, as amended, upon the occurrence of a CIC, all outstanding stock options held by Mr. Stambaugh shall be accelerated such that 50% of the unvested shares shall be fully vested. In addition, if, within 12 months following a CIC, Mr. Stambaugh’s employment is terminated without “cause” or he resigns for “good reason,” and provided such termination is in connection with such CIC and constitutes a “separation from service,” (1) all unvested shares subject to his outstanding options shall accelerate in full, (2) he shall receive a prorated, lump sum payment equal to his annual target bonus and (3) he shall receive six months of his base salary, to be paid monthly. This letter was again amended in January 2015, pursuant to which Mr. Stambaugh will also be entitled to six months of COBRA reimbursement if, within 12 months after a CIC, his employment is terminated by the company without “cause” or he resigns for “good reason.” If, other than in connection with a CIC,

Mr. Stambaugh’s employment is terminated by the company without “cause” or he resigns for “good reason,” he will also be entitled to six months of salary continuation and six months of COBRA reimbursement.

As set forth in these offer letters: (1) “cause” includes commissions of crimes or other material acts of dishonesty, engagement in any activity the executive officer knows could materially harm our business or reputation, material failure to adhere to our corporate codes, policies or procedures, material violation of any statutory, contractual, or common law duty or obligation to us or material breach of the executive officer’s confidentiality agreement with us, or the failure to substantially perform assigned duties or responsibilities after notice and opportunity to cure; and (2) “good reason” includes a relocation of the office where the executive officer is assigned to a location of more than 35 miles away (50 miles in the case of Ms. Earnhardt), a material decrease in base salary (except for salary decreases generally applicable to our other executive employees), or a material reduction in the scope of duties or responsibilities, in each case without the executive officer’s written consent; provided, however, with the exception of Ms. Earnhardt, to resign for Good Reason the executive officer must provide notice to us and give us 30 days to cure the event giving rise to Good Reason, and if not cured then must resign within 90 days of the expiration of the cure period.

Potential Change-in-Control and Severance Benefits

The following table provides information regarding the approximate amount of the benefits to which each of our NEOs would have been entitled to, had their employment terminated under the circumstances described in the preceding paragraphs on December 31, 2015:

Name	Event	Salary Continuation (1)	Maximum Bonus (2)	COBRA Reimbursement (3)	Option Acceleration (4)	Total (5)
Lisa D. Earnhardt	At CIC (6)	$—	$—	$—	$3,582,362	$3,582,362
	Qualified termination (7)	430,000	215,000	20,816	3,582,362	4,248,178
	Qualified termination with CIC (8)	645,000	215,000	31,224	3,582,362	4,473,586

Jeryl L. Hilleman	At CIC (6)	—	—	—	1,300,188	1,300,188
	Qualified termination (7)	345,100	138,040	20,531	1,300,188	1,803,859
	Qualified termination with CIC (8)	345,100	138,040	20,531	1,300,188	1,803,859

Richard E. Kaufman	At CIC (6)	—	—	—	229,510	229,510
	Qualified termination (7)	156,250	—	6,535	—	162,785
	Qualified termination with CIC (8)	156,250	109,375	6,535	459,021	731,181

Charles S. McKhann	At CIC (6)	—	—	—	124,000	124,000
	Qualified termination (7)	320,000	116,778	—	124,000	560,778
	Qualified termination with CIC (8)	320,000	116,778	—	124,000	560,778

James W. Stambaugh	At CIC (6)	—	—	—	333,479	333,479
	Qualified termination (7)	127,350	—	10,408	—	137,758
	Qualified termination with CIC (8)	127,350	89,145	10,408	666,959	893,862

(1)	Pursuant to the NEOs’ offer letters, as amended, to be paid monthly over their respective number of months.
(2)	Pursuant to the NEOs’ offer letters, as amended, to be prorated over the portion of the year, except for Ms. Earnhardt who will receive her full annual bonus.
(3)	Pursuant to the NEOs’ offer letters, as amended, to be reimbursed over their respective number of months, based on health plan(s) the NEO is participating in at December 31, 2015.
(4)	Pursuant to the NEOs’ offer letters, as amended, the vesting of all outstanding options will be accelerated by their respective percentages. The dollar amounts represents the difference in the closing price of our common stock on December 31, 2015, $22.50, with respect to the outstanding unvested options and shares issued upon the early exercise of stock options subject to repurchase as of December 31, 2015, minus the exercise price of the outstanding unvested options.
(5)	Total does not include amounts earned or benefits accrued due to continued service by the NEO through December 31, 2015, such as vested options. Total also does not include amounts the NEOs were eligible to receive under our annual bonus plan with respect to 2015 performance.
(6)	Upon the occurrence of a CIC transaction.
(7)	If, other than in connection with a CIC transaction, employment is terminated without cause or for good reason.
(8)	If, in connection with a CIC transaction or within twelve (12) months after a CIC transaction, a separation from service occurs.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by the NEOs as of December 31, 2015:

	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (1)			Exercise Price	Expiration Date
Name			Exercisable		Unexercisable
Lisa D. Earnhardt	1/21/2015	1/1/2015	34,375		115,625	$21.06	1/20/2025
	4/23/2013	4/23/2013	89,375	(2)	—	1.20	4/22/2023
	4/23/2013	11/30/2013	144,374	(3)	—	1.20	4/22/2023

Jeryl L. Hilleman	1/21/2015	1/1/2015	11,458		38,542	21.06	1/20/2025
	6/11/2014	6/4/2014	175,000	(4)	—	11.12	6/10/2024

Richard E. Kaufman	1/21/2015	1/1/2015	5,729		19,271	21.06	1/20/2025
	4/23/2013	4/23/2013	14,250	(5)	—	1.20	4/22/2023
	4/23/2013	11/30/2013	14,250	(3)	—	1.20	4/22/2023

Charles S. McKhann	2/2/2015	2/2/2015	—		100,000	21.26	2/1/2025

James W. Stambaugh	1/21/2015	1/1/2015	5,729		19,271	21.06	1/20/2025
	4/23/2013	4/23/2013	28,625	(5)	—	1.20	4/22/2023
	4/23/2013	11/30/2013	28,625	(3)	—	1.20	4/22/2023
	2/1/2011	2/1/2011	48,750	(6)	—	0.72	1/31/2021
	8/3/2010	8/3/2010	7,500		—	0.72	8/2/2020
	8/22/2007	8/22/2007	16,631		—	0.48	8/21/2017
	11/17/2006	11/17/2006	3,062		—	0.48	11/16/2016

(1)	The outstanding stock options granted prior to 2015 are exercisable prior to vesting. Stock issued upon exercise of unvested options will be subject to repurchase by the company until vested.
(2)	Approximately 46% of the shares subject to this option were vested as of December 31, 2015, and the remainder vest in equal increments on a monthly basis thereafter through April 23, 2017. This option was granted for 144,374 shares, of which 54,999 shares were exercised prior to vesting.
(3)	Approximately 52% of the shares subject to this option were vested as of December 31, 2015, and the remainder vest in equal increments on a monthly basis thereafter through November 30, 2017.
(4)	Approximately 38% of the shares subject to this option were vested as of December 31, 2015, and the remainder vest in equal increments on a monthly basis thereafter through June 4, 2018.
(5)	Approximately 67% of the shares subject to this option were vested as of December 31, 2015, and the remainder vest in equal increments on a monthly basis thereafter through April 23, 2017.
(6)	Approximately 86% of the shares subject to this option were vested as of December 31, 2015, and the remainder vest in equal increments on a monthly basis thereafter through January 30, 2017.

Option Exercises

The following table provides information regarding shares of our common stock acquired by the NEOs pursuant to exercises of stock options during the fiscal year ended December 31, 2015:

Name	Shares Acquired on Exercise	Value Realized on Exercise (1)
Lisa D. Earnhardt	—	$—
Jeryl L. Hilleman	—	—
Richard E. Kaufman	—	—
Charles S. McKhann	—	—
James W. Stambaugh	36,000	792,089

(1)	The value realized on exercise is calculated by multiplying the excess of the market price of our common stock at exercise over the exercise price for the stock options by the number of shares acquired upon exercise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of January 31, 2016, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each NEO;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2016, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentages of beneficial ownership of our common stock in the table are based on 28,176,941 shares of common stock issued and outstanding on January 31, 2016. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Intersect ENT, Inc., 1555 Adams Drive, Menlo Park, California 94025:

	Beneficial Ownership (1)
Name of Beneficial Owners	Shares Beneficially Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Shareholders:
Wellington Management Goup LLP (2)	3,522,321	—	3,522,321	12.5%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
Prudential Financial, Inc. (3)	2,882,693	—	2,882,693	10.2%
751 Broad Street
Newark, New Jersey 07102-3777
Wells Fargo & Company (4)	2,328,091	—	2,328,091	8.3%
420 Montgomery Street
San Francisco, CA 94104
U.S. Venture Partners IX, L.P. (5)	1,995,433	—	1,995,433	7.1%
U.S. Venture Partners
1460 El Camino Real, Suite #100
Menlo Park, CA 94025
Federated Investors, Inc. (6)	1,489,103	—	1,489,103	5.3%
Federated Investors Tower
Pittsburgh, PA 15222-3779

	Beneficial Ownership (1)
Name of Beneficial Owners	Shares Beneficially Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
Directors and Executive Officers:
Kieran T. Gallahue (7)	—	—	—	*
Cynthia L. Lucchese	5,000	34,375	39,375	*
Dana G. Mead Jr.	5,696	21,875	27,571	*
Frederic H. Moll, M.D.	274,378	46,875	321,253	1.1%
Casey M. Tansey (8)	1,995,433	21,875	2,017,308	7.2%
W. Anthony Vernon (7)	—	—	—	*
Lisa D. Earnhardt (9)	596,550	278,874	875,424	3.1%
Jeryl L. Hilleman	—	192,708	192,708	*
Richard E. Kaufman (10)	208,983	37,875	246,858	*
Charles S. McKhann	—	29,375	29,375	*
James W. Stambaugh	24,000	141,943	165,943	*
All directors and executive officers as a group (13 persons) (11)	3,115,740	936,729	4,052,469	13.9%

(1)	The percentages are based on 28,176,941 shares of common stock outstanding on January 31, 2016.
(2)	According to the Schedule 13G filed with the SEC on February 11, 2016, Wellington Management Group LLP, or Wellington, reporting shares beneficially owned by each of Wellington, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, Wellington Management Company LLP, as of December 31, 2015, which these entities have shared voting power over 3,191,695 shares and shared dispositive power over 3,394,751 shares.
(3)	According to the Schedule 13G filed with the SEC on February 9, 2016, Prudential Financial, Inc., or Prudential, reporting shares beneficially owned as of December 31, 2015, consist of (a) 2,879,213 shares held by Jennison Associates LLC, or Jennison, (b) 1,980 shares held by Prudential Retirement Insurance and Annuity Company, and (c) 1,500 shares held by Quantitative Management Associates LLC. Prudential is a parent holding company and the indirect parent of Jennison, which is the beneficial owner of the shares. Jennison filed a separate Schedule 13G with the SEC on February 9, 2016, reporting sole voting and investment power over these shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of common stock held by such Managed Portfolios. Prudential indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have shared power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to common stock held by the Managed Portfolios.
(4)	According to the Schedule 13G filed with the SEC on January 29, 2016, Wells Fargo & Company, or Wells Fargo, reporting shares beneficially owned as of December 31, 2015. Of these shares: (a) Wells Fargo has sole voting and dispositive power over 3,872 shares, shared voting power over 2,197,666 shares, and shared dispositive power over 2,324,219 shares; (b) Wells Capital Management Incorporated has shared voting power over 651,607 shares, and shared dispositive power over 2,253,528 shares; and (c) Wells Fargo Funds Management, LLC has shared voting and dispositive power over 1,537,159 shares.
(5)	According to the Schedule 13G filed with the SEC on February 3, 2016, Presidio Management Group IX, L.L.C., or PMG IX, is the general partner of U.S. Venture Partners IX, L.P., or USVP IX, and may be deemed to have sole voting and dispositive power over the shares held by USVP IX. Casey M. Tansey, one of our directors, and each of Irwin Federman, Steven M. Krausz, David E. Liddle, Paul A. Matteucci, Jonathan D. Root, and Philip M. Young are managing members of PMG IX, and may be deemed to share voting and dispositive power over the shares held by USVP IX.
(6)	According to the Schedule 13G filed with the SEC on February 11, 2016, Federated Investors, Inc., or Federated, reporting shares beneficially owned as of December 31, 2015. Federated may be deemed to have sole voting and dispositive power over the shares.

(7)	Appointed as a member of our Board of Directors in April 2015.
(8)	Includes shares beneficially owned by U.S. Venture Partners IX, L.P. See footnote 5.
(9)	Shares beneficially owned consist of (a) 570,368 shares of common stock held directly by Ms. Earnhardt of which 32,397 shares may be repurchased by us at the original exercise price within 60 days of January 31, 2016, and (b) 26,182 shares of common stock held by Ms. Earnhardt as custodian for her son.
(10)	Shares beneficially owned consist of 208,983 shares of common stock of which 6,589 shares may be repurchased by us at the original exercise price within 60 days of January 31, 2016.
(11)	Consists of (a) 1,120,307 shares held by the current directors and executive officers, of which 38,986 shares may be repurchased by us at the original exercise price within 60 days of January 31, 2016, and (b) 1,995,433 shares held by entities affiliated with certain of our directors. See footnote 5.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our reporting persons were made and made timely.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2015:

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Approved by Stockholders (1)	2,945,522	$12.24	4,482,580
Not Approved by Stockholders	—	—	—

	2,945,522	12.24	4,482,580

(1)	The number of shares remaining available for future issuance includes 4,039,730 shares available under our 2014 Equity Incentive Plan, or 2014 Plan, and 442,850 shares available under our 2014 Employee Stock Purchase Plan, or 2014 ESPP.

The number of shares of common stock reserved for issuance under the 2014 Plan will automatically increase on January 1 of each year, beginning on January 1, 2015, and continuing through and including January 1, 2024, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2015, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest:

Director and Executive Compensation Arrangements

Compensation arrangements for our directors and NEOs are described in this proxy statement under the sections titled “Compensation of Non-Employee Board Members” and “Executive Compensation.”

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and certain employees. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

Employment Arrangements

We have extended offer letters to our executive officers in connection with their employment as described in greater detail in the section of this proxy statement titled “Executive Compensation.”

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related-person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar or related transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

In considering related-person transactions, our audit committee (or other independent body of our Board of Directors) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND AVAILABLE INFORMATION

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Intersect ENT stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare, Inc., 211 Quality Circle, Suite 210, College Station, TX 77845, telephone number 800-736-3001. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025, telephone number (650) 641-2105. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ David A. Lehman
David A. Lehman
Secretary

April 20, 2016

A copy of Intersect ENT’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015, is available without charge upon written request to: Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025.

INTERSECT ENT INC.
ATTN: INVESTOR RELATIONS
1555 ADAMS DRIVE
MENLO PARK, CA 94025
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E05810-P72331
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
INTERSECT ENT INC.
For All
Withhold All
For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote proposal 1.
1. Election of Directors.
Nominees:
01) Kieran T. Gallahue
02) Lisa D. Earnhardt
03) Cynthia L. Lucchese
04) Dana G. Mead, Jr.
05) Frederic H. Moll, M.D.
06) Casey M. Tansey
07) W. Anthony Vernon
The Board of Directors recommends you vote “FOR” proposals 2 and 3.
For Against Abstain
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
3. To provide an advisory vote on executive compensation, as described in the Proxy Statement accompanying this Proxy card.
The Board of Directors recommends you vote “1 YEAR” on proposal 4.
1 Year 2 Years 3 Years Abstain
4. To provide an advisory vote on the frequency of future advisory votes on executive compensation.
5. To conduct any other business properly brought before the annual meeting.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
E05811-P72331
INTERSECT ENT INC.
Annual Meeting of Stockholders
June 2, 2016 10:00 AM local time
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoints Lisa D. Earnhardt and Jeryl L. Hilleman, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTERSECT ENT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 2, 2016, at our corporate headquarters located at 1555 Adams Drive, Menlo Park, California 94025, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side